Exhibit 99.4

Selected Financial Data

Generation

     The selected financial data presented below has been derived from the audited consolidated financial statements of Generation. This data is qualified in its entirety by reference to and should be read in conjunction with Generation’s Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed as exhibit 99.5 to this current report on Form 8-K.

     The consolidated financial statements of Generation as of December 31, 2000 and for the year then ended present the financial position, results of operations and net cash flows of the generation-related business of Exelon prior to its corporate restructuring on January 1, 2001. The results of operations for Exelon Energy Company are not included in periods prior to 2004.

	For the Years Ended December 31,
(in millions)	2004	2003	2002	2001	2000

Statement of Income data:
Operating revenues	$7,703	$8,135	$6,858	$6,826	$3,274
Operating income (loss)	1,039	(115)	509	872	441
Income (loss) from continuing operations	$1,052	$(416)	$607	$839	$420
Loss from discontinued operations	(16)	—	—	—	—
Income (loss) before cumulative effect of changes in accounting principles	641	(241)	387	512	260
Cumulative effect of changes in accounting principles (net of income taxes)	32	108	13	12	—

Net income (loss)	$673	$(133)	$400	$524	$260

	December 31,
(in millions)	2004	2003	2002	2001	2000

Balance Sheet data:
Current assets	$2,321	$2,438	$1,805	$1,435	$1,793
Property, plant and equipment, net	7,536	7,106	4,698	2,003	1,727
Deferred debits and other assets	6,581	5,105	4,402	4,700	4,742

Total assets	$16,438	$14,649	$10,905	$8,138	$8,262

Current liabilities	$2,416	$3,553	$2,594	$1,097	$2,176
Long-term debt	2,583	1,649	2,132	1,021	205
Deferred credits and other liabilities	8,356	6,488	3,226	3,212	3,271
Minority interest	44	3	54	—	—
Member’s equity	3,039	2,956	2,899	2,808	2,610

Total liabilities and member’s equity	$16,438	$14,649	$10,905	$8,138	$8,262